Exhibit 99
Southcoast Announces 2015 First Quarter Results

Mt. Pleasant, S.C., April 15, 2015 / Globe Newswire / - Southcoast Financial Corporation (NASDAQ: SOCB) announced that it had unaudited net income of $1,978,000, or $.28 per basic share, for the quarter ended March 31, 2015. This compares to unaudited net income of $643,000, or $0.09 per basic share, for the quarter ended March 31, 2014.  The March 31, 2015 income per share is based on 7,099,979 basic average shares outstanding compared to 7,085,818 basic average shares outstanding for 2014. The 2015 results include continued improvement in asset quality, deposit pricing mix, and net interest margin.

For the quarter ended March 31, 2015, net interest income totaled $4,015,000, an increase of $385,000 from $3,630,000 for the quarter ended March 31, 2014. The net interest margin increased to 3.89% as of March 31, 2015 from 3.81% as of March 31, 2014.

Noninterest income for the first quarter of 2015 increased to $1,281,000 from $488,000 for the first quarter of 2014, primarily due to a $750,000 gain on the sale of land.

Noninterest expense was $3,140,000 for the first quarter of 2015 compared to $3,130,000 for the first quarter of 2014.

For the quarter ending March 31, 2015, the Company reduced its allowance for loan losses by recording a negative loan loss provision of $900,000. No provision was recorded for the quarter ending March 31, 2014. This reduction in the allowance was a direct result of improved asset quality, and was the second consecutive quarter with a negative provision, as the Company recorded a negative provision of $600,000 for the quarter ended December 31, 2014. The Company’s ratio of nonperforming assets to total assets was 2.00% as of March 31, 2015, compared to 2.92% as of March 31, 2014.  The allowance for loan losses as a percentage of total loans was 1.33% as of March 31, 2015, compared to 1.81% as of March 31, 2014.  The allowance for loan losses as a percentage of total nonperforming loans totaled 83.32% as of March 31, 2015, compared to 68.61% as of March 31, 2014.  The year to year reduction in the allowance for loan losses to total loans reflected improved credit quality in the loan portfolio, most notably due to significant reductions in delinquent loans and criticized and classified loans.

Total assets as of March 31, 2015 were $492.3 million compared to $476.8 million as of December 31, 2014, an increase of 3.25%. Loans increased 0.96% to $367.6 million, from $364.1 million as of December 31, 2014. Deposits increased by $23.2 million, or 7.01% to $354.2 million at March 31, 2015, from $331.0 million at December 31, 2014. This increase was comprised of a $12.3 million increase in noninterest demand deposits, a $4.7 million increase in noninterest bearing nontime deposits, and a $6.2 million increase in time deposits. Growth in core deposits is an important part of the Company’s strategic plan.

The subsidiary bank’s capital position as of March 31, 2015 remains in excess of regulatory well-capitalized requirements.

“We are proud of the improvements in our Company’s performance as they reflect the loyalty of our customers and the dedication of our employees,” said L. Wayne Pearson, Chairman and Chief Executive Officer.

About Southcoast Financial Corporation

Southcoast Financial Corporation, headquartered in Mt. Pleasant, South Carolina, is the holding company of Southcoast Community Bank. The Bank, which opened for business July 20, 1998, is a state chartered commercial bank operating from its main office at 530 Johnnie Dodds Boulevard in Mt. Pleasant, South Carolina and ten branches in the Charleston, South Carolina area. Southcoast Financial Corporation’s common stock is traded on the NASDAQ Global Market under the symbol SOCB.

SOURCE   Southcoast Financial Corporation
/ Contact William C. Heslop, Senior Vice President and
Chief Financial Officer, (843) 216-3019

	Southcoast Financial Corporation
	Consolidated Balance Sheets
	(Dollars in thousands)

	March 31	December 31
	2015	2014
	(Unaudited)
Assets
Cash and cash equivalents	$47,471	$33,572
Investments	38,856	39,269
Loans held for sale	-	-
Loans	367,630	364,148
Less: Allowance for loan losses	4,875	5,602

Net loans	362,755	358,546
Fixed assets	19,747	20,455
Other assets	23,488	24,991

Total Assets	$492,317	$476,833

Liabilities & Shareholders' Equity
Deposits:
Noninterest bearing	$60,956	$48,700
Interest bearing nontime	166,424	161,691
Time deposits	126,853	120,643

Total deposits	354,233	331,034
Other borrowings	74,350	83,802
Other liabilities	3,604	4,382
Junior subordinated debentures	10,310	10,310

Total liabilities	442,497	429,528

Shareholders' Equity
Common Stock	54,667	54,643
Accumulated deficit	(4,222)	(6,200)
Accumulated other comprehensive loss	(625)	(1,138)

Total shareholders' equity	49,820	47,305

Total Liabilities and
Shareholders' equity	$492,317	$476,833

  Southcoast Financial Corporation
Consolidated Income Statement
(Dollars in thousands, except share data)

	Quarter Ended
	March 31,	March 31,
	2015	2014
	(Unaudited)	(Unaudited)
Interest Income
Interest and fees on loans	$4,604	$4,235
Interest on investments	251	301
Interest on Fed funds sold	9	6

Total interest income	4,864	4,542

Interest expense	849	912

Net interest income	4,015	3,630
Provision for loan losses	(900)	-

Net interest after provision	4,915	3,630

Noninterest income	1,281	488

Total noninterest income	1,281	488

Total operating income	6,196	4,118

Noninterest expense
Salaries and benefits	1,830	1,759
Occupancy and furniture and equipment	702	719
Other expenses	608	652

Total noninterest expense	3,140	3,130

Income before taxes	3,056	988
Income tax expense	1,078	345

Net income	$1,978	$643

Basic net income per common share	$0.28	$0.09

Diluted net income per common share	$0.28	$0.09

Average number of common shares
Basic	7,099,979	7,085,818
Diluted	7,099,979	7,085,818

Southcoast Financial Corporation
SELECTED FINANCIAL DATA
(dollars in thousands, except earnings per share)

	Three Months Ended
	March 31, 2015	March 31, 2014
	(Unaudited)
INCOME STATEMENT DATA
Net interest income	$4,014	$3,630
Provision for loan losses	(900)	-
Noninterest income	1,281	488
Noninterest expenses	3,140	3,130
Income Tax expense	1,077	345
Net income	$1,978	$643

PER SHARE DATA
Net income per share
Basic	$0.28	$0.09
Diluted	$0.28	$0.09

Average shares outstanding1
Basic	7,099,979	7,085,818
Diluted	7,099,979	7,085,818

Key ratios
Return on assets1	1.71%	0.59%
Return on equity1	16.52%	6.06%
Nonperforming assets to assets2	2.00%	2.92%
Reserve to loans	1.33%	1.81%
Reserve to nonperforming loans3	83.32%	68.61%
Net interest margin1	3.89%	3.81%

1 Ratios for three months are annualized.
2 Includes nonaccruing loans, loans 90 or more days past due still accruing interest, troubled debt restructures, and other real estate owned.
3 Includes nonaccruing loans, loans 90 or more days past due still accruing interest, and troubled debt restructures.